UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

MGO Global Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

INFORMATION STATEMENT OF

MGO GLOBAL INC.

1515 SE 17th Street, Suite 121/#460236

Fort Lauderdale, Florida 33346

Telephone: 347-913-3316

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

To: The Stockholders of MGO Global Inc.:

Re: Action by Written Consent In Lieu of a Special Meeting of Stockholders

We are furnishing this notice and the accompanying Information Statement to the stockholders of MGO Global Inc., a Delaware corporation (the “Company”, or the “Registrant”), for informational purposes only pursuant to Section 14(c) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.

On April 12, 2024, the Board of Directors of the Company unanimously authorized and approved an amendment (“Plan Amendment”) to MGO Global Inc’s. 2022 Equity Incentive Plan (the “2022 Plan”) to increase the number of shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”) reserved for issuance under the 2022 Plan by an additional 1,825,413 shares of Common Stock. Such increase will result in a total of 4,511,883 shares of Common Stock being reserved under the 2022 Plan, of which 2,050,705 will be available for future awards. On April 17, 2024, a majority of our stockholders consented to the Plan Amendment. The Plan Amendment is attached hereto as Exhibit A

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Plan Amendment is April 17, 2024 (the “Record Date”).

The Plan Amendment was authorized and approved by unanimous vote at a meeting of the Board of Directors and by the Action by Written Consent of the Stockholders holding the majority of the voting power of the Company, dated April 17, 2024. In accordance with Rule 14c-2 of the Exchange Act, corporate actions described above will be effective no earlier than twenty (20) days after this Information Statement has been mailed to our stockholders, which we expect to be on or approximately [*], 2024. As of the Record Date, the Company had 16,403,305 shares of voting stock outstanding, with all 16,403,305 shares being Common Stock. All outstanding shares are fully paid and nonassessable.

This Information Statement has been mailed to you for information purposes only on or about [*], 2024, and you are not required to take any action.

You may also request a copy of the Information Statement by contacting our main office at (347)-913-3316.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

By Order of the Board of Directors:

/s/

Maximiliano Ojeda
Chief Executive Officer and Chairman of the Board

Fort Lauderdale, Florida
[*], 2024

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MGO GLOBAL INC.

1515 SE 17th Street, Suite 121/#460236

Fort Lauderdale, Florida 33346

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information Statement (the “Information Statement”) is being mailed on or about [*], 2024 to the holders of record at the close of business on April 17, 2024 (the “Record Date”) of the shares of common stock, par value $0000.01 per share, of MGO Global, Inc., a Delaware corporation (the “Company” or the “Registrant”), in connection with an action taken by written consent (the “Stockholder Consent”) of the record holders of a majority of the voting power of the outstanding shares of capital stock of the Company in lieu of a meeting to approve an amendment (the “Plan Amendment”) to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) to increase the number of shares of Common Stock reserved for issuance under the 2022 Plan by an additional 1,825,413 shares of Common Stock. Such increase will result in a total of 4,511,883 shares of Common Stock being reserved under the 2022 Plan, of which 2,050,705 will be available for future awards. The Plan Amendment is attached hereto as Exhibit A.

No vote or other consent of our stockholders is solicited in connection with this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Section 228 of the Delaware General Corporation Law (the “DGCL”) generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

On the Record Date, the beneficial holders (as determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”)) of approximately 50.35% of the voting power of the outstanding shares of capital stock of the Company (the “Majority Holders”), executed and delivered the Written Consent approving the Plan Amendment. Because the action was approved by the written consent of stockholders holding a majority of the voting power of the outstanding shares of capital stock of the Company, no proxies are being solicited with this Information Statement. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the action taken by the Written Consent.

The Information Statement is being furnished only to (1) inform the Company’s stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, and (2) provide the notice required under Section 228(e) of the DGCL. The Plan Amendment will become effective no earlier than the 20th calendar day after the Information Statement is first mailed to our stockholders. The Information Statement is expected to be mailed on or about [*], 2024.

The entire cost of furnishing this Information Statement will be borne by the Company.

The Company has only shares of Common Stock outstanding. As of the Record Date, there were 16,403,305 shares of Common Stock outstanding. All of the above shares are entitled to vote with respect to the matters discussed in this Information Statement. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock. The DGCL does not provide for dissenter’s rights of appraisal with respect to the Plan Amendment nor have we provided for appraisal rights in our Certificate of Incorporation or Bylaws.

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Amendment to MGO GLOBAL INC’S. 2022 Equity Incentive Plan

This discussion of this item is qualified in its entirety by reference to the 2022 Equity Incentive Plan, as amended.

On August 15, 2022, the Board of Directors of the Company (the “Board”) and the stockholders of the Company approved the Plan. The 2022 Plan provides for the granting of equity awards to the employees, consultants and directors of the Company. Initially, the maximum number of shares of Common Stock that was subject to awards under the Plan was 2,186,470. However, the Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our Common Stock; (ii) a number of shares of our Common Stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our Common Stock as determined by the Plan administrator and was increased by 500,000 shares in January 2024. In January 2024, pursuant to the annual increase, 500,000 shares were added to the Plan for a total of 2,686,470.

On April 12, 2024, the Board of Directors of the Company unanimously authorized and approved an amendment (“Plan Amendment”) to the 2022 Plan to increase the number of shares of Common Stock reserved for issuance under the 2022 Plan by an additional 1,825,413 shares of Common Stock, resulting in a total of 4,511,883 shares of Common Stock being reserved under the Plan, of which 2,050,705 will be available for future awards. On April 17, 2024, a majority of our stockholders consented to the Plan Amendment. The Plan Amendment is attached hereto as Exhibit A

Summary of Material Features of the Plan

The following summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is included as Exhibit 10.2 to the Annual Report on Form 10-K filed by the Company on April 1, 2024 and the amendment to the Plan, a copy of which is included under Exhibit A to this information statement. You also may obtain a copy of the Plan, free of charge, by writing to the Company, Attention: Corporate Secretary, 1515 SE 17th Street, Suite 121/#460236, Fort Lauderdale, Florida 33346.

Effective Date

The 2022 Plan became effective on the day prior to the effective date of the registration statement related to the initial public offering of the Company.

Plan Administration

If the Company determines it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of our Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2022 Plan, rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2022 Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the administrator may deem necessary or advisable and modify or amend each award (subject to the provisions of the 2022 Plan), including the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option or stock appreciation right (subject to the provisions of the 2022 Plan), to allow participants to satisfy withholding tax obligations in a manner permissible under the 2022 Plan, to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

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Eligibility

Awards under the 2022 Plan, other than incentive stock options, may be granted to employees (including officers and directors) of the Company or a parent or subsidiary, members of our Board, or consultants engaged to render bona fide services to the Company or a parent or subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

Shares Available for Awards; Limits on Awards

Initially, the maximum number of shares of our Common Stock that may be subject to awards under the 2022 Plan is 2,186,470. The maximum number of shares that are subject to awards under the 2022 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our Common Stock; (ii) a number of shares of our Common Stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our Common Stock as determined by the 2022 Plan administrator.

Additionally, if any award issued pursuant to the 2022 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2022 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2022 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). Shares that have actually been issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future distribution under the 2022 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2022 Plan. To the extent an award under the 2022 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Code and regulations promulgated thereunder, any shares that become available for issuance under the 2022 Plan in accordance with the foregoing.

Types of Awards That May Be Granted

Stock Options

Stock options may be granted under the 2022 Plan. The exercise price of options granted under the 2022 Plan generally must at least be equal to the fair market value of our Common Stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for nine months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of option.

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Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for nine months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of our Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2022 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Common Stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of our Common Stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied,

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will set objectives or vesting provisions, that, depending on the extent to which they are met, will determine the value the payout for the performance awards. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors

The 2022 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan includes a maximum limit of $100,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $200,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with accounting principles generally accepted in the United States). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

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Non-transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2022 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2022 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2022 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2022 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs or performance awards will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable.

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Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2022 Plan provided such action does not impair the existing rights of any participant. The 2022 Plan automatically will terminate on August 15, 2032, unless it is terminated sooner.

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,541,721	$4.06	644,749
Equity compensation plans not approved by security holders	-	$-	-
Total	1,541,721	$4.06	644,749

Executive Compensation Philosophy

Our Compensation Committee determines the compensation given to our executive officers in its sole determination. Our Compensation Committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies.

Incentive Bonus

The Compensation Committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Compensation Committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

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Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy, we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our compensation committee.

Summary Compensation Table

The following summary compensation table provides information concerning all cash and non-cash compensation that have been or will be awarded to, earned by or paid during our fiscal year ended December 31, 2023 and December 31, 2022 to our Chief Executive Officer (principal executive officer), Chief Brand Officer and Chief Operating Officer. We refer to these individuals as our “named executive officers” (“NEO”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Maximiliano Ojeda	2023	180,000		135,000	45,453	292,636	1,307	(4)	654,396
Chief Executive Officer	2022	118,750	(1)	-	-	-	7,807	(2)	126,557
Virginia Hilfiger	2023	144,000		108,000	36,310	292,636	-		580,946
Chief Brand Officer	2022	103,750	(3)	-	-	-	-		103,750
Julian Groves	2023	130,000		92,088	32,807	292,636	-		547,531
Chief Operating Officer	2022	83,208	(5)	-	-	-	-		83,208

(1)	Up until July 19, 2022, Mr. Ojeda’s salary was $75,000 annually; as of July 19, 2022 his salary increased to $180,000. $34,000 in cash compensation was paid to Mr. Ojeda and the balance of $84,750 was accrued through December 31, 2022.

(2)	Represents auto lease and car insurance payments made in respect of automobile used by Mr. Ojeda in 2022.

(3)	Up until July 19, 2022, Ms. Hilfiger’s salary was $75,000 annually; as of July 19, 2022, her salary increased to $144,000. $16,500 in cash compensation was paid to Ms. Hilfiger and the balance of $87,250 was accrued through December 31, 2022.

(4)	Represents life insurance payments made for the benefit of Mr. Ojeda in 2023.

(5)	On July 19, 2022, Mr. Groves entered into an employment agreement for a salary of $130,000 annually; All of Mr. Groves salary was accrued as of December 31, 2022.

Employment Agreements

We have executed the following employment agreements with our named executive officers. The material terms of each of those arrangements are summarized below. The summaries are not complete description of all provisions of the employment arrangements and are qualified in their entirety by reference to the written employment arrangements, each filed as an exhibit to this Annual Report.

Ojeda Employment Agreement. Maximiliano Ojeda, our Chairman and Chief Executive Officer, and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Ojeda Employment Agreement”), which was amended and restated on October 13, 2022, and further amended on March 27, 2024. The Ojeda Employment Agreement provides Mr. Ojeda with an annual base salary of $325,000, an annual discretionary performance bonus of up to 25% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Pursuant to the Ojeda Employment Agreement, the Company shall directly pay or reimburse Mr. Ojeda for the premiums of term life and disability insurance policies, up to a maximum of $10,000 annually, and provide Mr. Ojeda with an automobile allowance of $1,000 per month during the term of his employment.

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Pursuant to the Ojeda Employment Agreement, Mr. Ojeda is entitled to the following equity awards: (1) subject to approval of the Board, Mr. Ojeda shall be granted a five-year option to purchase a total of 100,000 shares of the Company’s common stock at the per share exercise price equal to one hundred ten percent (110%) of the closing price of the Company’s common stock on the trading date immediately preceding the date of the grant, as reported by the Nasdaq Stock Market LLC. Such option shall vest and become exercisable on January 1, 2025; (2) an award of 100,000 restricted stock units on March 27, 2024, which shall vest and convert into the shares of the Company’s common stock in equal installments quarterly over 2024 fiscal year; (3) additional equity awards recommended by the Compensation Committee and approved by the Board.

Under the Ojeda Employment Agreement, in the event that Mr. Ojeda’s employment is terminated by us without cause (as described in the Ojeda Employment Agreement) or by Mr. Ojeda for good reason (as described in the Ojeda Employment Agreement), Mr. Ojeda would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Mr. Ojeda would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Mr. Ojeda is terminated (a) by us (i) for “cause” as defined in the Ojeda Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Ojeda Employment Agreement or (b) by Mr. Ojeda without good reason, then Mr. Ojeda would only be entitled to receive the Accrued Amounts.

Hilfiger Employment Agreement. Virginia Hilfiger, our Director and Chief Design Officer, and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Hilfiger Employment Agreement”), which was amended and restated on October 13, 2022, and further amended on March 27, 2024. The Hilfiger Employment Agreement provides Ms. Hilfiger with an annual base salary of $250,000, an annual discretionary performance bonus of up to 25% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Pursuant to the Hilfiger Employment Agreement, the Company shall directly pay or reimburse Ms. Hilfiger for the premiums of term life and disability insurance policies, up to a maximum of $10,000 annually, and provide Ms. Hilfiger with an automobile allowance of $1,000 per month during the term of her employment.

Pursuant to the Hilfiger Employment Agreement, Ms. Hilfiger is entitled to the following equity awards: (1) subject to approval of the Board, Ms. Hilfiger shall be granted a five-year option to purchase a total of 100,000 shares of the Company’s common stock at the per share exercise price equal to one hundred ten percent (110%) of the closing price of the Company’s common stock on the trading date immediately preceding the date of the grant, as reported by the Nasdaq Stock Market LLC. Such option shall vest and become exercisable on January 1, 2025; (2) an award of 100,000 restricted stock units on March 27, 2024, which shall vest and convert into the shares of the Company’s common stock in equal installments quarterly over 2024 fiscal year; (3) additional equity awards recommended by the Compensation Committee and approved by the Board.

Under the Hilfiger Employment Agreement, in the event that Ms. Hilfiger’s employment is terminated by us without cause (as described in the Hilfiger Employment Agreement) or by Ms. Hilfiger for good reason (as described in the Hilfiger Employment Agreement), Ms. Hilfiger would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Ms. Hilfiger would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Ms. Hilfiger is terminated (a) by us (i) for “cause” as defined in the Hilfiger Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Hilfiger Employment Agreement or (b) by Ms. Hilfiger without good reason, then Ms. Hilfiger would only be entitled to receive the Accrued Amounts.

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Groves Employment Agreement. Julian Groves, our Director and Chief Operating Officer and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Groves Employment Agreement”), which was amended and restated on October 13, 2022, and further amended on March 27, 2024. The Grove Employment Agreement provides Mr. Groves with an annual base salary of $250,000, an annual discretionary performance bonus of up to 25% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Pursuant to the Groves Employment Agreement, the Company shall directly pay or reimburse Mr. Groves for the premiums of term life and disability insurance policies, up to a maximum of $10,000 annually, and provide Mr. Groves with an automobile allowance of $1,000 per month during the term of his employment.

Pursuant to the Groves Employment Agreement, Mr. Groves is entitled to the following equity awards: (1) subject to approval of the Board, Mr. Groves shall be granted a five-year option to purchase a total of 100,000 shares of the Company’s common stock at the per share exercise price equal to one hundred ten percent (110%) of the closing price of the Company’s common stock on the trading date immediately preceding the date of the grant, as reported by the Nasdaq Stock Market LLC. Such option shall vest and become exercisable on January 1, 2025; (2) an award of 100,000 restricted stock units on March 27, 2024, which shall vest and convert into the shares of the Company’s common stock in equal installments quarterly over 2024 fiscal year; (3) additional equity awards recommended by the Compensation Committee and approved by the Board.

Under the Groves Employment Agreement, in the event that Mr. Groves’ employment is terminated by us without cause (as described in the Groves Employment Agreement) or by Mr. Groves for good reason (as described in the Groves Employment Agreement), Mr. Groves would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Mr. Groves would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Mr. Groves is terminated (a) by us (i) for “cause” as defined in the Groves Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Groves Employment Agreement or (b) by Mr. Groves without good reason, then Mr. Groves would only be entitled to receive the Accrued Amounts.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards and RSUs for each named executive officer as of December 31, 2023.

Option Awards					Equity Awards (RSUs)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not Vested	Market Value of RSUs
Maximiliano Ojeda, Chief Executive Officer (1)	100,000	200,000	$5.00	01/12/2028	42,453	$45,000.18
Virginia Hilfiger, Chief Brand Officer (2)	100,000	200,000	$5.00	01/12/2028	33,962	$35,999.72
Julian Groves, Chief Operating Officer (3)	100,000	200,000	$5.00	01/12/2028	30,660	$32,499.6

(1)	Mr. Ojeda’s stock option is subject to the following vesting schedule: 100,000 shares vested on August 1, 2023; 100,000 shares vested on January 13, 2024; and 25,000 shares vest on each of the following dates March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. Mr. Ojeda’s RSUs vested on February 17, 2024 with each RSU becoming 1 share of common stock of the Company.
(2)	Ms. Hilfiger’s stock option is subject to the following vesting schedule: 100,000 shares vested on August 1, 2023; 100,000 shares vested on January 13, 2024; and 25,000 shares vest on each of the following dates March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. Ms. Hilfiger’s RSUs vested on February 17, 2024 with each RSU becoming 1 share of common stock of the Company.
(3)	Mr. Groves’ stock option is subject to the following vesting schedule: 100,000 shares vested on August 1, 2023; 100,000 shares vested on January 13, 2024; and 25,000 shares vest on each of the following dates March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. Mr. Groves’ RSUs vested on February 17, 2024 with each RSU becoming 1 share of common stock of the Company.

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Executive Compensation Philosophy

Our Compensation Committee determines the compensation given to our executive officers in its sole determination. Our Compensation Committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies.

Incentive Bonus

The Compensation Committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Compensation Committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy, we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our compensation committee.

Director Compensation

Director Compensation Program

The following summary board compensation table provides information regarding the board compensation paid during our fiscal year ended December 31, 2023 to our board members. Only our independent directors received compensation for being directors during fiscal year 2023.

Director	Cash Compensation	Equity Compensation		Total Compensation
Ping Rawson	$5,918	$658	(1)	$15,518
Salima Popatia	$46,550	$12,960	(2)	$59,510
Obie McKenzie	$52,500	$16,708	(3)	$88,900
Nicole Fernandez-McGovern	$49,933	$12,134	(4)	$62,067
Jeffrey Lerner	$1,879	$5,922	(5)	$16,340
Paul Wahlgren	$46,500	$16,708	(6)	$82,900
Total	$203,280	$65,090		$325,235

(1) Represents 20,000 restricted stock units (“RSU”) granted to Ms. Rawson by the Company on November 11, 2023, none of which vested during 2023.

(2) Represents 20,000 RSUs granted to Ms. Popatia by the Company on August 1, 2023, 6,667 of which have vested and 13,333 were cancelled due to her resignation from the Board.

(3) Represents 20,000 RSUs granted to Mr. McKenzie by the Company on August 1, 2023, 6,666 of which have vested.

(4) Represents 20,000 RSUs granted to Ms. Fernandez-McGovern by the Company on August 1, 2023, 6,667 of which have vested and 13,333 were cancelled due to her resignation from the Board.

(5) Represents (i) a total of 11,250 RSUs granted to Mr. Lerner by the Company in October, November and December 2023 which fully vested and converted into 11,250 shares of common stock of the Company, and (ii) 20,000 RSUs granted to Mr. Lerner by the Company on December 18, 2023.

(6) Represents 20,000 RSUs granted to Mr. Wahlgreen by the Company on August 1, 2023, 6,666 of which have vested.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of the Record Date, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock held by them.

Name and Address of Beneficial Owner (1)	Title	Number		Percent
Officers and Directors
Maximiliano Ojeda	Chairman, CEO	4,258,063	(2)	26.11%
Virginia Hilfiger	Director, Chief Design Officer	4,249,573	(3)	26.06%
Julian Groves	Director, COO	970,440	(4)	5.95%
Dana Perez	CFO	-
Paul Wahlgren	Director	6,666		* %
Ping Rawson	Director	-
Obie McKenzie	Director	6,666		* %
Jeffrey Lerner	Director	11,250		* %
All Officers and Directors as a Group (total of 8 persons)		9,427,657		%

5% Beneficial Owners of a Class of Voting Stock
Maximiliano Ojeda		4,258,063	(2)	26.11%
Virginia Hilfiger		4,249,573	(3)	26.06%

*	Less than 1%

(1)	Except as noted below, the address for all beneficial owners in the table above is c/o MGO Global Inc., 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346.
(2)	Includes (i) 394,000 shares of our common stock owned by MGOTEAM LLC of which Maximiliano Ojeda, our CEO, shares control over voting and disposition with Virginia Hilfiger, (ii) 225,000 shares of our common stock issuable upon exercise of a stock option granted to Mr. Ojeda on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share, and (iii) 25,000 shares of our common stock issuable to Mr. Ojeda upon vesting of 25,000 restricted stock units granted to him by the Company on March 27, 2024.
(3)	Includes (i) 394,000 shares of our common stock owned by MGOTEAM LLC of which Virginia Hilfiger, our Chief Brand Officer control over voting and disposition with Maximiliano Ojeda, (ii) 225,000 shares of our common stock issuable upon exercise of a stock option granted to Ms. Hilfiger on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share, and (iii) 25,000 shares of our common stock issuable to Ms. Hilfiger upon vesting of 25,000 restricted stock units granted to her by the Company on March 27, 2024.
(4)	Includes (i) 150,000 shares of our common stock that are beneficially owned by Globally Digital Ltd., a company owned and controlled by our Chief Operating Officer, Julian Groves. The address of Mr. Groves is c/o Globally Digital Ltd, 3 Hertford Avenue, East Sheen, London, SW14 8EF; (ii) 225,000 shares of our common stock issuable upon exercise of a stock option granted to Mr. Groves on August 1, 2023 and expiring on January 12, 2028 at an exercise price of $5 per share, and (iii) 25,000 shares of our common stock issuable to Mr. Groves upon vesting of 25,000 restricted stock units granted to him by the Company on March 27, 2024.

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INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon. None of our directors opposed the actions to be taken by the Company.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter described in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of common stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

STOCKHOLDERS’ RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by the DGCL which provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the action disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of our voting power to approve the action described in this Information Statement.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy or information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MGO Global Inc., 1515 SE 17th Street, Suite 121/#460236, Fort Lauderdale, Florida 33346.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

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WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to our Corporate Secretary, at 1515 SE 17th Street, Suite 121/#460236, Fort Lauderdale, Florida 33346.

We file annual and quarterly reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Additionally, copies of our filings and reports with the SEC are made available on our website at www.mgoglobalinc.com, under the heading “Investor Relations”. Our website contains information we do not desire to incorporate by reference in this Information Statement.

By Order of the Board of Directors:

/s/
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer and Director

Fort Lauderdale, Florida
[*], 2024

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Exhibit A

FORM OF CERTIFICATE OF AMENDMENT

AMENDMENT TO THE MGO GLOBAL INC’S 2022 EQUITY INCENTIVE PLAN

1.	Section 3.1 of MGO Global Inc’s 2022 Equity Incentive Plan (the “Plan”) is amended to state as follows:

Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan and the automatic increase set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to 4,511,883 Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

2.	All other provisions of the Plan remain in full force and effect.